Exhibit 12(b)

I, James H. Gipson, President and I, Michael Kromm, Treasurer of the Clipper Fund, Inc. (the "Fund"), each certify that:

1. The Form N-CSR of the Fund for the period ended June 30, 2005 (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.


By:  /s/ James H. Gipson
     --------------------
     James H. Gipson
     President (principal executive officer) of Clipper Fund, Inc.

Date:  September 2, 2005

By: /s/ Michael Kromm
    -----------------
    Michael Kromm
    Treasurer (principal financial officer) of Clipper Fund, Inc.

Date: September 2, 2005

A signed original of this certificate required by Section 906 has been provided to the Fund and will be retained by the Fund and furnished to the Securities and Exchange Commission or staff upon request.